Section 4.5

NOTE PURCHASE AGREEMENT

BETWEEN

Exhibit 4.5

VILLAGEEDOCS

AND

BARRON PARTNERS LP

DATED

April 13, 2005

 NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 13th day of April, 2005 between VILLAGEEDOCS, a corporation organized and existing under the laws of the State of California (the "Company") and BARRON PARTNERS LP, a Delaware limited partnership ("Investor").

PRELIMINARY STATEMENT:

 WHEREAS, the Investor wishes to purchase from the Company, upon the terms and subject to the conditions of this Agreement, a convertible promissory note in the principal amount of    EIGHT HUNDRED THOUSAND DOLLARS AND NO CENTS ($800,000.00) in the form attached hereto as Exhibit A (the "Note") which will be convertible into Sixteen Million (16,000,000) shares of common stock, no par value, of the Company (the "Common Stock") until such time as the Company amends its articles of incorporation so as to authorize and designate a class of preferred stock (the "Preferred Stock") as described in the Certificate of Designations, Rights and Preferences in substantially the form attached hereto as Exhibit B (the "Certificate of Designations) and thereafter will be convertible solely into Preferred Stock.

WHEREAS, the Company wishes to issue to the Investor (1) a warrant in the form attached hereto as Exhibit E (the "A Warrant") granting the Investor the right to purchase up to Thirty Two Million (32,000,000) shares of Common Stock until such time as the Company amends its certificate of incorporation so as to authorize and designate the Preferred Stock] and (2) a warrant in the form attached hereto as Exhibit F (the "B Warrant," and together with the A Warrant, the "Warrants") granting the Investor the right to purchase up to Eight Million (8,000,000) shares of Common Stock; and

WHEREAS, the parties intend to memorialize the purchase and sale of such Note and the Warrants.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1             Incorporation by Reference.  The foregoing recitals and the Exhibits and Schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2             Superseder.  This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instrument or understanding to the fullest extent permitted by law.  A copy of this Agreement shall be filed at the Company's principal office.

1.3             Certain Definitions.  For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

                       1.3.1    "1933 Act" means the Securities Act of 1933, as amended.

                       1.3.2    "1934 Act" means the Securities Exchange Act of 1934, as amended.

                     1.3.3    "Affiliate" means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question.  The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.4    "Articles" means the Articles of Incorporation of the Company, as the same may be amended from time to time.

1.3.5    "Closing"  shall mean the Closing of the transactions contemplated by this Agreement on the Closing Date.

1.3.6    "Closing Date" means the date on which the payment of the Purchase Price (as defined herein) by the Investor is made to the Company pursuant to this Agreement, which date shall be no later than April 15, 2005.

1.3.7    "Common Stock" means shares of common stock of the Company, no par value.

1.3.8    "2004 Annual Report" means the Company's Annual Report on Form 10-KSB, filed with the SEC for the year ended December 31, 2004.

1.3.9    "Escrow Agent" shall mean Johnson, Pope, Bokor, Ruppel & Burns, LLP, in its capacity as Escrow Agent under the Escrow Agreement.

1.3.10  "Escrow Agreement" shall mean the Escrow Agreement among the Company, the Investor and the Escrow Agent, attached hereto as Exhibit C.

1.3.11  "Exempt Issuance" means the issuance of (a) the Note, (b) shares of Common Stock or options to employees, officers, or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non‑employee members of the Board of Directors of the Company or a majority of the members of a committee of non‑employee directors established for such purpose, (c) securities upon the exercise of or conversion of any securities issued hereunder, and (d) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

1.3.12  "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement or to perform its obligations under any other material agreement.

                        1.3.13  "Person" means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

                        1.3.14  "Purchase Price" means the sum of $800,000.00 paid by the Investor to the Company for the Note and the Warrants.

                     1.3.15  "Registration Rights Agreement" shall mean the registration rights agreement between the Investor and the Company attached hereto as Exhibit D.

                        1.3.16  "Registration Statement" shall mean the registration statement under the 1933 Act to be filed with the SEC for the registration of the Shares pursuant to the Registration Rights Agreement.

                        1.3.16  "SEC"  means the Securities and Exchange Commission.

                        1.3.17  "SEC Documents" shall mean the Company's latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

                        1.3.18  "Shares" shall mean, collectively, the shares of Preferred Stock and/or Common Stock issued and issuable upon conversion of the Note and exercise of the Warrants and the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

                        1.3.19  "Subsequent Financing" shall mean any offer and sale of shares of capital stock or debt that is convertible into Common Stock or otherwise senior or superior to the Preferred Stock.

                        1.3.20  "Transaction Documents" shall mean this Agreement, all Schedules and Exhibits attached hereto and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby, including, but not limited to the documents listed in Sections 3.2 and 3.3 hereof, including without limitation the Warrants, the Registration Rights Agreement, the Escrow Agreement and the Note.

ARTICLE II

SALE AND PURCHASE OF THE NOTE AND WARRANTS

2.1                 Sale of Preferred Stock and Issuance of Warrants.

                               (a)           Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, on the Closing Date the Note and the Warrants for the the Purchase Price.  The Purchase Price shall be paid by the Investor to the Company on the Closing Date by a wire transfer of the Purchase Price into escrow to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.  The Company shall cause the Note and the Warrants to be issued to the Investor upon the release of the Purchase Price to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement.  The Company shall register the shares of Common Stock into which the Preferred Stock is convertible pursuant to the terms and conditions of a Registration Rights Agreement attached hereto as Exhibit B.

                               (b)          Upon execution and delivery of this Agreement and the Company's receipt of the Purchase Price from the Escrow Agent pursuant to the terms of the Escrow Agreement, the Company shall issue the Warrants to the Investor.

ARTICLE III

CLOSING DATE AND DELIVERIES AT CLOSING

3.1       Closing Date  The Closing shall be held at the offices of the Company, at 5:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2       Deliveries by the Company In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement, the following on or before the Closing Date:

(a)                                 A duly executed copy of this Agreement;

(b)                                A duly executed copy of the Note;

(c)                                 Duly executed copies of the Warrants;

(d)                                A duly executed copy of the Registration Rights Agreement;

(e)                                Evidence of approval of the Board of Directors and Shareholders of the Company of the Transaction Documents and the transactions contemplated hereby, certified by the Secretary of the Company;

(f)                                    Certificate of the President and the Secretary of the Company that the Certificate of Designation has been adopted and filed;

(g)                                Certificates of Existence or Authority to Transact Business of the Company issued by the Secretary of State for California;

(h)                                An opinion from the Company's counsel concerning the Transaction Documents and the transactions contemplated hereby in form and substance reasonably acceptable to Investor and attached hereto as Exhibit G;

(i)                                  Stock Certificate in the name of Investor evidencing the Preferred Stock;

(j)                                  A duly executed copy of the Escrow Agreement;

(k)                                $15,000 in payment of the due diligence expenses of the Investor in connection with the transactions contemplated hereby (which amount may be off-set by a reduction in the Purchase Price) and

(l)                                  Such other documents or certificates as shall be reasonably requested by Investor or its counsel.

3.3       Deliveries by Investor.  In addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement, the following on or before the Closing Date:

(a)                                                     The Purchase Price;

(b)                                                    A duly executed copy of this Agreement;

(c)                                                     A duly executed copy of Registration Rights Agreement;

(d)                                                    A duly executed copy of Escrow Agreement; and

(e)                                                     Such other documents or certificates as shall be reasonably requested by the Company or its counsel..

In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4            Further Assurances.  The Company and the Investor shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investor, and the Investor shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.5            Waiver.  The Investor may waive any of the requirements of Section 3.2 of this Agreement, and the Company may waive any of the provisions of Section 3.3 of this Agreement.  The Investor may also waive any of the requirements of the Company under the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as of the date hereof and as of Closing Date (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations the Investor has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1       Organization and Qualification.  VillageEDOCS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

4.2       Articles of Incorporation and By-Laws.  The copies of the Articles and By-Laws of the Company that have been filed with the SEC are complete and correct copies of such documents as in effect.

4.3       Capitalization.

4.3.1  The authorized and outstanding capital stock of the Company is set forth in the 2004 Annual Report and updated on all subsequent SEC Documents.  All shares of capital stock of the Company have been duly authorized and are validly issued, and are fully paid and no assessable, and free of preemptive rights.

4.3.2    As of the date of this Agreement, the authorized capital stock of the Company consists of 175,000,000 shares Common Stock  and no shares of preferred stock, of which approximately 76,369,213 share of Common Stock are issued and outstanding.  All outstanding shares of capital stock have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights.

4.3.3    The Company has reserved for issuance that number of shares of Common Stock which may be issued upon conversion of the Note, the Warrants and the Preferred Stock to be purchased by the Investor.

4.3.4 Except pursuant to this Agreement and as set forth in Schedule 4.3 hereto, and as set forth in the SEC Documents as of the date hereof and as of the Closing Date, there are not now any outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock.  The Company agrees to inform the Investors in writing of any additional warrants granted prior to the Closing Date.

4.4       Shares.  The Shares underlying the Note and the Warrants will be duly and validly issued, fully paid, and non-assessable (a) with respect to the Common Stock, when validly converted in accordance with the terms of the Note, and upon exercise of the Warrants in accordance with their terms and (b) with respect to the Preferred Stock, once authorized and designated and when validly converted in accordance with the terms of the Note, and upon exercise of the Warrants in accordance with their terms.

4.5       Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Note, and the Warrants, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement.   This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.6       No Conflict; Required Filings and Consents.        The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not:  (i) conflict with or violate the Articles or By-Laws of the Company; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to the Company; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result  in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by it or any of its properties or assets is bound.  Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect.

4.7       Report and Financial Statements.  The 2004 Annual Report contains the audited financial statements of the Company has previously provided to the Investor the audited financial statements of the Company as of December 31, 2004 (the "Financial Statements"). The balance sheets contained in such Financial Statements (including the related notes and schedules thereto) fairly present the financial position of the Company, as of its date, and the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly present, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company, for the periods to which they relate, in each case in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transaction.

4.8       Compliance with Applicable Laws.  The Company is not in violation of, or, to the knowledge of the Company is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect.

4.9       Brokers.         Except as set forth on Schedule 4.9, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.10     SEC Documents.  The Company is a publicly held company and has made available to the Investor true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to Section 12(d) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board.  The Company is not aware of any facts or circumstances that would prohibit the trading of its Common Stock on the OTC Bulletin Board. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.11     Litigation.  To the knowledge of the Company, no litigation, claim, or other proceeding before any court or governmental agency is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

4.12     Exemption from Registration.  Subject to the accuracy of the Investor's representations in Article V, except as required pursuant to the Registration Rights Agreement, the sale of the Note and Warrants by the Company to the Investor will not require registration under the 1933 Act, but may require registration under New York state securities law if applicable to the Investor.  The Company is issuing the Note and the Warrants in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act; provided, however, that certain filings and registrations may be required under state securities "blue sky" laws depending upon the residency of the Investor.

4.13        No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Note or Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Note or Warrants, under the 1933 Act, except as required herein.

4.14        No Material Adverse Effect. Except as set forth in Schedule 4.14 attached hereto, since March 1, 2005, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company. No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels.  Since December 31, 2004, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.15        Material Non-Public Information. The Company has not disclosed to the Investors any information that according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

4.16         Internal Controls And Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

4.16         Full Disclosure.  No representation or warranty made by the Company in this Agreement and no certificate or document furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that:

5.1       Organization and Standing of the Investor. The Investor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The state in which any offer to purchase shares hereunder was made or accepted by such Investor is the state shown as such Investor's address. The Investor was not formed for the purpose of investing solely in the Note, the Warrants or the shares of Preferred Stock and Common Stock which are the subject of this Agreement.

5.2          Authorization and Power. The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the securities being sold to it hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary partnership action where appropriate. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Investor and at the Closing shall constitute valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

5.3   No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Investor's charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Investor's obligations under this Agreement or to purchase the securities from the Company in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

5.4          Financial Risks. The Investor acknowledges that such Investor is able to bear the financial risks associated with an investment in the securities being purchased by the Investor from the Company and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.5       Accredited Investor. The Investor is (i) an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.6       Brokers.  Except as set forth in Schedule 5.6, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor.

5.7       Knowledge of Company.  The Investor and such Investor's advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Investor from the Company.  The Investor and such Investor's advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.8       Risk Factors   The Investor understands that such Investor's investment in the securities being purchased by the Investor from the Company involves a high degree of risk.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. The Investor warrants that such Investor is able to bear the complete loss of such Investor's investment in the securities being purchased by the Investor from the Company.

5.9        Full Disclosure.  No representation or warranty made by the Investor in this Agreement and no certificate or document furnished or to be furnished to the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1. Registration Rights. The Company agrees to register the shares of Common Stock issuable upon conversion of the Note and the Preferred Stock held by the Investor pursuant to the Registration Rights Agreement and agrees to cause the Registration Rights Agreement to remain in full force and effect and comply in all material respects with the terms thereof.

6.2. Reservation Of Common Stock. The Company shall continue to reserve and keep available at all times, free of preemptive rights, that number of shares of Common Stock issuable upon conversion of the Note, the Warrants and the Preferred Stock held by the Investor.

6.3. Compliance with Laws. The Company hereby agrees to comply in all respects with the Company's reporting, filing and other obligations under the Laws.

6.4. Exchange Act Registration. The Company (a) will continue its obligation to report to the SEC under Section 12(d) of the 1934 Act and will use its best efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investors have disposed of all of their Shares.

6.5. Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6       Preferred Stock.   For a period of three years from the closing the Company will not issue any Preferred Stock of the Company except upon conversion of the Note and pursuant to exercise of the Warrant.

6.7            Convertible Debt.   On or prior to the Closing Date, the Company will cause to be cancelled all convertible debt in the Company. For a period of three years from the closing the Company will not issue any convertible debt.

6.8            Reset Equity Deals.   On or prior to the Closing Date, the Company will cause to be cancelled any and all reset features related to any shares outstanding that could result in additional shares being issued. For a period of three years from the Closing Date, the Company will not enter into any transactions that have any reset features that could result in additional shares being issued.

6.9             Independent Directors.  Within 45 days after the Closing Date, the Company shall have caused the appointment of the majority of the board of directors to be qualified independent directors and will obtain a directors errors and omission policy with coverage of not less than $5,000,000.  All independent directors elected to the board of directors will be individuals of substantial net worth who also serve as directors of at least one other public company which has a history of reporting a profit on its annual financial statements.  If at any time after such date the board shall not be composed in the majority of qualified independent directors and the Company does not immediately commence the election of a board that consists of a majority of independent directors, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to twenty four percent (24%) of the Purchase Price per annum, payable monthly.  The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages.  Nothing shall preclude the Investor from pursuing or obtaining specific performance or other equitable relief with respect to this Agreement.  The parties hereto agree that the liquidated damages provided for in this Section 6.9 constitute a reasonable estimate of the damages that may be incurred by the Investor by reason of the failure of the Company to appoint at least two independent directors in accordance with the provision hereof.

6.10         Independent Directors Become Majority of Audit and Compensation Committees.     The Company will cause the appointment of a majority of outside directors to the audit and compensation committees of the board of directors before Closing.  If at any time after the date specified in Section 6.9 such independent directors do not compose the majority of the audit and compensation committees and the Company does not immediately commence the election of a board that consists of a majority of independent directors for appointment to such committees, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to twenty four percent (24%) of the Purchase Price per annum, payable monthly.  The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages.  Nothing shall preclude the Investor from pursuing other remedies or obtaining specific performance or other equitable relief with respect to this Agreement.  The parties hereto agree that the liquidated damages provided for in this Section 6.10 constitute a reasonable estimate of the damages that may be incurred by the Investor by reason of the failure of the Company to appoint at least two independent directors in accordance with the provision hereof.

6.11         Use of Proceeds.   The Company will use the proceeds from the sale of the Note and the Warrants (excluding amounts paid by the Company for legal and administrative fees in connection with the sale of such securities) for working capital and acquisitions.

6.12       Right of First Refusal.   Each Investor shall have the right to participate in any subsequent funding by the Company on a pro rata basis at the offering price offered to other prospective investors.

6.13         Insider Selling.  No Company "Insiders" may sell any capital stock of the Company held by them prior to the second anniversary of the Closing Date except that K. Mason Conner, Michael Richard and Jay Hill may participate as selling shareholders in a secondary offering during such period and may sell up to ten percent (10%) of their shares following after the first anniversary of the Closing Date. "Insiders" shall include all officers and directors of the Company, but shall not include Alan and Joan Williams  (the "Williams"), Andrew Barron Worden or the Investor.

6.14     Employment and Consulting Contracts.  The Company will not enter into any compensation arrangement with any officer or director unless such compensation arrangement has been approved by the Compensation Committee of the board of directors and by a majority of the directors. Not later than fourteen (14) days after the Closing Date, the Company will amend existing employment agreements with K. Mason Conner, Michael Richard and Jay Hill to delete any bonus provisions therein that provide for the payment of any bonus that is not directly related to increased earnings of the Company.  Prior to the second anniversary of the Closing Date, the Company shall not enter into any employment or consulting contracts that contain or provide for: (a) any bonuses not related directly to increases in Company earnings; (b) any car allowances not approved by the unanimous vote of the board of directors; (c) any anti-dilution or reverse split protection provisions for shares, options or warrants; (d) any deferred compensation; (e) any unreasonable compensation or benefit clauses; or (f) severance payments exceeding an amount equal to two years salary.  This clause may be waived conditionally in specific conditions by the Investor.  This Section shall not prohibit the payment of incentive compensation to certain officers of the Company upon closing of the acquisition of Phoenix Forms, Inc. consisting of cash payments aggregating Twenty TwoThousand Seven Hundred Eighty Five and no/100 Dollars ($22,785.00), 76,588 shares of Common Stock, and Five Hundred Fifty Thousand (550,000) warrants exercisable at $0.15 per share.

6.15     Notice of Intent to Sell or Merge Company.  The Company will give Investor 70 days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity. The Investor shall have the right to waive such notice requirement.

6.16    Debt Limitation. The Company agrees for one year after Closing not to enter into any new borrowings of more than twice as much as the sum of the EBITDA from recurring operations over the past four quarters.  EBITDA shall be determined by subtracting the amount shown as the line item "Depreciation and Amortization" from the amount shown as the line item "Profit from Operations", both as reported on the Company's Profit and Loss Statement for the applicable period.

6.17    Subsequent Equity Sales.  From the date hereof until such time as no Purchaser holds any  of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction" or an "MFN Transaction" (each as defined below).  The term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock.  The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering.  The Investor shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be considered an Exempt Issuance.

6.19     Certain Anti-Dilution Rights.         The Company covenants and agrees that it will not take any action (an "Anti-Dilution Triggering Event") with respect to four promissory notes in the aggregate principal amount of $507,746.58, dated, respectively, as of June 30, 1999, June 30, 1999, November 7, 2000, and January 12, 2001 issued to James Townsend ("Townsend") that would require it to issue additional shares of Common Stock to the Williams pursuant to certain agreements dated July 30, 2002 and February 10, 2005 (the "Williams Agreement").  The Company further covenants and agrees that, in the event that, for any reason, an Anti-Dilution Triggering Event occurs, it will provide the Investor with the same protections provided to the Williams pursuant to the Williams Agreement.  In the event of an Anti-Dilution Triggering Event that occurs after exercise of the Warrants or conversion of the Note or the Preferred Stock, the Company will issue additional shares of Common Stock to the Investor pro rata based on the ratio of the Investor's conversion or exercise amount to Townsend's conversion amount.

6.20         Additional Covenants of the Company.  The Company further covenants as follows:

                         a.         The Company will use its best efforts to cause $507,747 of principal amount of convertible promissory notes held by Townsend (the "Townsend Notes") and accrued interest thereon ($263.104 as of March 31, 2005) to be converted into shares of Common Stock at an average exercise price of not greater than $0.10 per share according to the terms of such notes and to complete such conversion not later than ninety (90) days after the Closing Date.  If the Townsend Notes are not converted within such period, the Conversion Price set forth in the Note will be $0.045.

                        b.         Effective April 2005, the Company will implement monthly cost reductions in operating expenses of Phoenix Forms, Inc. ("Phoenix") of not less than $30,000 per month below the operating expenses as reported by Phoenix for March 2005.

                        c.         The principal amount of promissory notes payable to the sellers of Phoenix will be reduced from an aggregate of $400,000 to an aggregate of $200,000.

ARTICLE VII

COVENANTS OF THE INVESTOR

7.1   Compliance with Law. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company's Common Stock is listed.

7.2   Transfer Restrictions.  The Investor's acknowledge that (1) the Note, Preferred Stock, Warrants and shares underlying the Note and Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Note, Warrants and shares underlying the Notes and Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Note, Warrants and shares underlying the Preferred Stock and Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.3   Restrictive Legend.  The Investor acknowledges and agrees that the Note, the Warrants and the Shares, and, until such time as the Common Stock issuable upon conversion of the Note, the Warrants and the Preferred Stock have been registered under the 1933 Act and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT."

ARTICLE VIII

GENERAL PROVISIONS

8.1       Transaction Costs.  Except as otherwise provided in Section 3.2 hereof, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

8.2       Indemnification.  The Investor agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of or result from any breach of this Agreement by such Investor or failure by such Investor to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  The Company agrees to indemnify, defend and hold the Investor harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.  In no event shall the Company or the Investors be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party.  In the event of a breach of this Agreement by the Company, the Investor shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Investor shall be limited to $50,000.

8.3       Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4       Entire Agreement.  This Agreement (together with the Schedule and Exhibits hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.5       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

14471 Chambers Road, Suite 105

Tustin, California  92780

Attention: K. Mason Conner, Chief Executive Officer

Facsimile No.: (714) 734-1040

                                    With a copy to:

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, Florida 33756

Attn:  Michael T. Cronin, Esq.

Facsimile No.: (727) 441-8617

If to the Investor:

Barron Partners L.P.

c/o Barron Capital Advisors, LLC

730 Fifth Avenue, 9th Floor

New York, New York 10019

Attn: Andrew Barron Worden

8.6       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.7       Binding Effect.  All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

8.8       Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.  The parties acknowledge each contributed and is equally responsible for its preparation.

8.9       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

8.10     Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the Federal Courts serving the State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

8.11     Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement.  The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

8.12     Survival  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

8.13     Third Parties   Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

8.14     Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.15     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

8.16         Amendment.  This Agreement may only be amended by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the Investors and the Company have as of the date first written above executed this Note Purchase Agreement.

THE COMPANY:

VILLAGEEDOCS

 /s/ K. Mason Conner

By: K. Mason Conner
Title: Chief Executive Officer

INVESTOR:

BARRON PARTNERS LP

 /s/ Andrew Barron Worden

Andrew Barron Worden
President, General Partner of
Barron Partners LP
730 Fifth Avenue, 9th Floor
New York NY 10019

Schedule 5.6- List of Brokers

Exhibit A

Convertible Promissory Note

Exhibit B

Form of Certificate of Designations of Preferences, Rights and Limitations

Exhibit C

Escrow Agreement

Exhibit D

Registration Rights Agreement

Exhibit E

A Warrant

Exhibit F

B Warrant Comon Stock